Exhibit 99.1


                                           PRESS RELEASE - FOR IMMEDIATE RELEASE

                          INYX COMPLETES ACQUISITION OF

                       AVENTIS PHARMACEUTICALS PUERTO RICO

                   A `Transforming Event' in Inyx's Evolution


NEW YORK - March 31, 2005 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company with a focus on niche drug delivery technologies and products, announced today that it has completed its acquisition of certain assets and business of Aventis Pharmaceuticals Puerto Rico Inc. from Aventis Pharmaceuticals, Inc., a member of the sanofi-aventis Group (NYSE: SNY). The approximate $19.7 million acquisition price was financed through non-dilutive, asset-based funding provided by Westernbank Business Credit Division of Westernbank Puerto Rico (see separate press release also issued today on the asset-based financing secured by Inyx).

Jack Kachkar, M.D., Chairman and CEO of Inyx, said, "This acquisition is truly a `transforming event' for Inyx. We have acquired materially valuable assets and several significant new business contracts and strategic new customers and partnering relationships."

The operations in Manati, Puerto Rico consist of a high-calibre pharmaceuticals development and production center that provides Inyx with a base in the United States to complement Inyx's present facilities located in the United Kingdom. Inyx also gains favorable tax incentives, including a corporate income tax rate of 2%-7% for 15 years from its operations out of Puerto Rico.

"Puerto Rico provides Inyx with a gateway on this side of the Atlantic to best serve the markets in the U.S., Canada, Latin and South America. In addition, Puerto Rico is home to 23 other leading pharmaceuticals companies, a captive marketplace for Inyx to cultivate, both for new contract clients and for strategic marketing partners of Inyx' own proprietary products," Dr. Kachkar noted.

The Manati complex consists of five buildings totaling about 140,000 square feet and extends over 9.5 acres, located in north central Puerto Rico about 30 miles outside of San Juan. Inyx is employing approximately 140 people to start in Puerto Rico. The operations in Puerto Rico are under Inyx's newly formed, wholly owned subsidiary, Inyx USA, Ltd.


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About Inyx

Inyx, Inc. is a specialty pharmaceutical company with aerosol drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services to the international healthcare market. In addition, Inyx is developing its own proprietary products to be marketed by selected clients and strategic partners, which include some of the largest pharmaceutical companies. The company's operations are conducted through several wholly owned subsidiaries: Inyx USA, Ltd.; INyX Pharma Limited, with R&D and production facilities located near Manchester, England, which serves global markets in Europe and the Middle East; Inyx Canada, Inc. based in Toronto, provides business development and support services; Inyx, Inc.'s corporate offices are in New York City. Inyx now has total approximately 255 employees, about 100 of whom are based in England at its 60,000 square foot production center and 30,000 square foot development and administrative facilities. For more information, please visit: www.inyxinc.com.


Safe Harbor
Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.